Exhibit 10.1

AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED LOAN AGREEMENT, dated as of May 12, 2011 (the “Amendment”) is made pursuant to that certain Second Amended and Restated Loan Agreement dated as of July 29, 2010 (as amended, modified or supplemented from time to time, the “Agreement”), among JARDEN RECEIVABLES, LLC, a Delaware limited liability company, as Borrower (the “Borrower”), JARDEN CORPORATION, a Delaware corporation, as Servicer (the “Servicer”), THREE PILLARS FUNDING LLC, a Delaware limited liability company, as a lender (“Three Pillars”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and permitted assigns, “Wells Fargo” and, together with Three Pillars, the “Lenders” and each individually a “Lender”) and SUNTRUST ROBINSON HUMPHREY, INC., a Tennessee corporation, as agent and administrator for the Lenders (the “Administrator”).

W I T N E S S E T H :

WHEREAS, the Borrower, the Servicer, the Administrator and the Lenders have previously entered into and are currently party to the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Defined Terms. Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the Agreement.

Section 2. Amendments.

(a) The defined term “Regulatory Change” appearing in Section 1.1 of the Agreement is hereby amended by (i) deleting the period at the end of clause (d) therein and (ii) adding the following proviso at the end as follows:

; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”.

(b) The defined terms “Liquidity Termination Date,” “Material Debt” and “Scheduled Commitment Termination Date” appearing in Section 1.1 of the Agreement are hereby amended and restated in their entirety to read as follows:

“Liquidity Termination Date” means the earlier to occur of (a) May 12, 2014, as such date may be extended from time to time by Three Pillars’ Liquidity Banks in accordance with the Liquidity Agreement, and (b) the occurrence of an Event of Bankruptcy with respect to Three Pillars.

“Material Debt” means (i) any Debt in excess of the greater of $75,000,000 and one percent (1%) of Consolidated Total Assets in aggregate principal amount and/or (ii) Debts which in the aggregate exceed the greater of $75,000,000 and one percent (1%) of Consolidated Total Assets in aggregate principal amount.

“Scheduled Commitment Termination Date” means May 12, 2014, as extended from time to time by mutual agreement of the parties hereto.

(c) The following defined term is inserted in Section 1.1 of the Agreement in its proper alphabetical position:

“Consolidated Total Assets” means, as of any date on which the amount thereof is to be determined, the net book value of all assets of the Servicer and its Subsidiaries as determined in a consolidated basis in accordance with GAAP.

(d) The following new Sections are hereby added to the Agreement in the appropriate numerical order:

Section 9.1.15. Audit Results - Amendments to Transaction Documents. The Borrower and the Servicer each hereby agree to enter into negotiations to amend the Transaction Documents from time to time as may be reasonably requested in good faith by the Administrator, on behalf of the Lenders, to address issues raised by the results of Procedures Review Reports or other such audits or inspections that may be performed on the Borrower, the Servicers and the Originators in accordance with the terms of the Transaction Documents. However, this agreement to enter into negotiations is not intended to and does not create any binding agreement.

Section 15.18. Purchase of Commercial Paper Notes. The Borrower acknowledges and agrees that the Lender, or any affiliate of Lender may, from time to time (but without any obligation) purchase and hold Commercial Paper Notes for its own account, regardless of any difference between the Commercial Paper Rate and the Three Pillars LIBOR Rate.

(e) Section 11.7.6 of the Agreement is amended and restated to read in its entirety as follows:

“Section 11.7.6. Judgments. A final judgment or judgments for the payment of money in excess of the greater of $75,000,000 and one percent (1%) of Consolidated Total Assets in the aggregate (exclusive of judgment amounts fully covered by independent third-party insurance where the insurer has not disputed or denied coverage in respect of such judgment other than pursuant to customary reservation of rights) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against Jarden and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Jarden shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

(f) Exhibit A to the Agreement is hereby amended in its entirety and as so amended shall read as set forth on Exhibit A attached hereto.

Section 3. Agreement in Full Force and Effect/Effectiveness of Amendment. Except as expressly set forth herein, all terms and conditions of the Agreement, as amended, shall remain in full force and effect. This Amendment shall be effective as of the date first set forth above.

Section 4. Execution in Counterparts, Effectiveness. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be executed by the parties hereto and be deemed an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 5. Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York, without reference to conflict of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Second Amended and Restated Loan Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

JARDEN RECEIVABLES, LLC, as Borrower

By:	/s/ Jason Wong
Title	Assistant Secretary, Sunbeam Products, Inc. (Manager and Sole Member)

JARDEN CORPORATION, as Servicer

By:	/s/ Jason Wong
Title	Treasurer

SUNTRUST ROBINSON HUMPHREY, INC., as Administrator

By:	/s/ Emily Shields
Title	Vice President

THREE PILLARS FUNDING LLC, as Lender

By:	/s/ Doris J. Hearn
Title	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Elizabeth R. Wagner
Title	Vice President